UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2021

The Chosen, LLC
(Exact name of issuer as specified in its charter)

Utah	82-3246222
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

4 S 2600 W, Suite 5, Hurricane, Utah 84737
(Full mailing address of principal executive offices)

(435) 767-1338
(Issuer’s telephone number, including area code) Preferred Class A
(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

The Chosen LLC, a Utah limited liability company (the “Company”), is filing this Amendment No. 1 to Annual Report on Form 1-K (this “Amendment”) to amend its Annual Report on Form 1-K for the fiscal year ended December 31, 2021 (File No. 24R-00162) (the “2021 Annual Report”), as filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 3, 2022. This Amendment No. 1 on Form 1-K is being filed solely for the purpose of correcting a typographical error in the following two line items in the Consolidated Statement of Operations filed with the 2021 Annual Report: (i) the “Earnings Per Common Unit, Basic and Diluted” for 2021 is corrected to 1.80; and (ii) the “Weighted Average Common Units, Basic and Diluted” is corrected to 14,380,466.

Except as otherwise expressly noted herein, there have been no changes in any of the financial or other information disclosed in the 2021 Annual Report. This Amendment does not reflect events occurring after the filing of the original report (i.e., those events occurring after December 31, 2021) or modify or update those disclosures that may be affected by subsequent events. Accordingly, this Amendment should be read in conjunction with the 2021 Annual Report and the Company’s other filings with the SEC.

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Item 7. Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

TOGETHER WITH REPORT OF INDEPENDENT AUDITOR

3

4

To Management and Members of The Chosen, LLC

Opinion

We have audited the accompanying consolidated financial statements of The Chosen, LLC and subsidiaries (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Tanner LLC

Lehi, UT

May 2, 2022

5

The Chosen, LLC

Consolidated Balance Sheets

As of December 31, 2021 and 2020

	2021	2020
Assets

Current assets
Cash	$15,932,446	$5,693,461
Accounts receivable	13,767,532	3,982,295
Other current assets	2,181,807	103,086

Total current assets	31,881,785	9,778,842

Property and equipment
Equipment, net of depreciation	239,172	6,221
Furniture and fixtures, net of depreciation	14,184	-
Vehicles, net of depreciation	336,172	-
Buildings and improvements, net of depreciation	1,233,202	468,582
Construction in process	6,901,446	-
Land	89,545	-

Total property and equipment	8,813,721	474,803

Other assets
Film costs, net of amortization	10,044,976	9,416,259
Trademark, net of amortization	7,962	8,881
Capital raise costs	-	119,853

Total other assets	10,052,938	9,544,993

Total assets	$50,748,444	$19,798,638

Liabilities and Equity

Current liabilities
Accounts and credit cards payable	$2,139,985	$608,607
Other current liabilities	1,096,656	421,083

Total current liabilities	3,236,641	1,029,690

Long-term liabilities
Deferred tax liability	5,074,409	2,216,700

Total liabilities	8,311,050	3,246,390

Commitments and contingencies (see Note 2)

Members' equity	42,464,898	16,552,248
Noncontrolling interest	(27,504)	-
Total equity	42,437,394	16,552,248

Total liabilities and equity	$50,748,444	$19,798,638

See accompanying notes to the consolidated financial statements.

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The Chosen, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020

Revenues
Licensing revenues, net	$41,153,716	$16,581,225
Merchandise sales	5,554,873	3,914,125
Other revenues	2,307,070	256,058

Total revenues	49,015,659	20,751,408

Cost of goods sold	305,965	2,008,904

Gross profit	48,709,694	18,742,504

Operating expenses
Advertising and marketing	2,319,504	2,335,551
Amortization of film costs	6,158,897	5,512,755
Depreciation and amortization expense	36,182	872
General and administrative	5,808,718	1,282,704

Total operating expenses	14,323,301	9,131,882

Net operating income	34,386,393	9,610,622

Other income/(expense)
Interest income	4,751	329
Donations	(5,000)	-

Total other income/(expense)	(249)	329

Net income before provision for income taxes	34,386,144	9,610,951

Provision for income taxes	(8,500,998)	(2,500,152)

Net consolidated income	25,885,146	7,110,799

Net loss attributable to noncontrolling interest	27,504	-

Net income attributable to The Chosen, LLC	$25,912,650	$7,110,799

Earnings per common unit, basic and diluted	$1.80	$0.51

Weighted average common units, basic and diluted	14,380,466	14,020,117

See accompanying notes to the consolidated financial statements.

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The Chosen, LLC

Consolidated Statements of Equity

For the Years Ended December 31, 2021 and 2020

					Total
		Class A	Contributed	Accumulated	Members'	Noncontrolling	Total
	Common Units	Preferred Units	Capital	(Deficit)/Income	Equity	Interest	Equity

Balance at December 31, 2019	13,900,000	11,190,030	$10,249,559	$(808,110)	$9,441,449	$-	$9,441,449

Issuance of common units for
offering expense	480,466	-	-	-	-	-	-
Net income	-	-	-	7,110,799	7,110,799	-	7,110,799

Balance at December 31, 2020	14,380,466	11,190,030	10,249,559	6,302,689	16,552,248	-	16,552,248

Net income / (loss)	-	-	-	25,912,650	25,912,650	(27,504)	25,885,146

Balance at December 31, 2021	14,380,466	11,190,030	$10,249,559	$32,215,339	$42,464,898	$(27,504)	$42,437,394

See accompanying notes to the consolidated financial statements.

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The Chosen, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020

Cash flows from operating activities
Net consolidated income	$25,885,146	$7,110,799
Adjustments to reconcile net consolidated income to
net cash from operating activities:
Depreciation and amortization expense	36,182	872
Amortization of film costs	6,158,897	5,512,755
Deferred income tax provision	2,857,709	2,500,052
Abandonment of capital raise costs	119,853	-
Changes in operating assets and liabilities
(Increase)/decrease in accounts receivable	(9,785,237)	(3,376,730)
(Increase)/decrease in other current assets	(2,078,721)	(93,308)
(Increase)/decrease in film costs	(6,787,614)	(6,890,010)
Increase/(decrease) in accounts payable	(355,773)	519,072
Increase/(decrease) in accrued expenses	675,573	384,042

Net cash flows from operating activities	16,726,015	5,667,544

Cash flows from investing activities
Acquisition of property & equipment	(6,487,030)	(475,368)
Acquisition of trademark	-	(9,187)

Net cash flows from investing activities	(6,487,030)	(484,555)

Cash flows from financing activities
Capital raise costs	-	(119,853)

Net cash flows from financing activities	-	(119,853)

Net change in cash	10,238,985	5,063,136

Cash, beginning of period	5,693,461	630,325

Cash, end of period	$15,932,446	$5,693,461

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$5,936,784	$100
Supplemental disclosure of non-cash investing and
financing information:
Purchase of building with accounts payable	$1,837,393	$-
Purchase of vehicle with accounts payable	$49,758	$-

See accompanying notes to the consolidated financial statements.

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The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies

Organization

The Chosen, LLC (Chosen), a Utah limited liability company, is an independent television and film production company formed on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen.” The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

Consolidation

The consolidated financial statements include the accounts of The Chosen, LLC, its wholly owned subsidiaries The Chosen Texas, LLC and The Chosen House, LLC, and its controlling interest in Impossible Math, LLC (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

The Chosen Texas, LLC

The Chosen Texas, was formed on September 6, 2018 and is a wholly owned subsidiary of The Chosen, LLC. The Chosen Texas facilitates the filming of the productions.

The Chosen House, LLC

The Chosen House, LLC was formed on May 26, 2021, and owns real estate located in Midlothian, Texas. The property is used as lodging for employees, contractors, and actors to stay while performing services for The Company.

Impossible Math, LLC

Impossible Math, LLC was formed on May 7, 2021, to own and manage a sound stage that is being built and will be leased to the Chosen, LLC. The Chosen, LLC owns a controlling voting interest in the entity, with 100% of the voting units, while its share of the operation’s profit and loss is 26.9% in 2021.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key management estimates include the estimated ultimate revenues of the series for the amortization of film costs and useful lives of property and equipment.

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The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits.  As of December 31, 2021 and December 31, 2020, the bank balance exceeded the federally insured limit by $15,357,148 and $4,772,891, respectively.

A major customer is considered to be one that comprises more than 10% of the Company’s accounts receivable or annual revenues.  For the years ended December 31, 2021 and 2020, 96% and 80%, respectively, of the Company’s revenues related to one customer – Angel Studios, Inc. (Angel Studios). As of December 31, 2021 and 2020, 99% of the Company’s accounts receivable is related to Angel Studios.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying specific troubled accounts and applying historical experience. Receivables are written off when management determines the likelihood of collection is remote. Recoveries of receivables previously written off are recorded when payment is received.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment have been capitalized. Expenditures for routine repairs are expensed as incurred. Depreciation is based on the following useful lives:

Years

Buildings & Improvements	25 - 30
Equipment	3 - 15
Vehicles	8
Furniture and Fixtures	5

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable.

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The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Film Costs

Costs incurred in the direct production of video content are capitalized and stated at the lower of the unamortized costs or net realizable value.  The Company periodically evaluates the net realizable value of content by considering expected future revenue generation. The Company has determined no impairment existed during the periods presented. The following table represents the components of film costs as of December 31:

	December 31,	December 31,
	2021	2020
Released and completed film costs	$20,331,553	$8,270,567
Not released, in production film costs	818,481	6,809,891
In development or preproduction film costs	845,656	127,618
	21,995,690	15,208,076
Accumulated amortization	(11,950,714)	(5,791,817)
	$10,044,976	$9,416,259

The Company amortizes film costs in proportion to the recognition of the related revenue from each episodic production block.  Amortization expense for film costs for the years ended December 31, 2021 and 2020, was $6,158,897 and $5,152,755, respectively.

The future aggregate amounts of amortization expense expected to be recognized over the next five years related to released and completed film costs as of December 31, 2021, are as follows:

Years Ending December 31:	Amount
2022	$2,891,661
2023	2,341,986
2024	1,645,309
2025	1,144,292
2026	357,591
Total	$8,380,839

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The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Intangibles – Trademark

The Company has one intangible asset, a trademark that is amortized over its economic life.

December 31, 2021
Gross carrying value	$9,187
Accumulated amortization	(1,225)
Net carrying value	$7,962

Capital Raise Costs

The Company filed a preliminary offering under Regulation A on September 3, 2020, for an additional $20,000,001 to fund the production of future seasons of The Chosen. Costs expended in preparation for this potential capital raise were included in the Company’s financial statements as an asset until such time as the Offering was activated or abandoned. In 2021, the Company made the decision to not initiate the offering and the previously capitalized costs, totaling $119,853, have been written off as general and administrative expense.

Revenue Recognition

The Company generates revenue from 1) licensing agreements with Angel Studios relating to the streaming of the Company’s intellectual property via digital media – Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD), 2) physical media, books, and print material sales, 3) licensing agreements with Angel Studios relating to showing the Company’s intellectual property in movie theaters, 4) merchandise sales, and 5) ad share revenue. The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services.

To achieve the core principle of Topic 606, the Company applies the following five steps:

            1) Identify the contract with the customer

            2) Identify the performance obligations in the contract

            3) Determine the transaction price

            4) Allocate the transaction price to performance obligations in the contract

            5) Recognize revenue when or as the Company satisfies a performance obligation

Digital Media (VOD and SVOD)

Digital media revenue stems from licensing agreements with Angel Studios, wherein Angel Studios streams the Company’s intellectual property. The license is not distinct from the streaming services, and the arrangement represents a sale or usage-based royalty with the license representing the predominant item to which the royalty relates. The VOD sales and SVOD usage revenues are determined according to

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The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

the licensing agreement based on hours viewed by Angel Studios’ customers during each quarter of the year. Angel Studios provides the Company quarterly royalty reports detailing the sales or usage-based royalties, which amounts Angel Studios remits to the Company. The Company recognizes revenue based on these royalty reports, which represents when the sales or usage occurred and the satisfaction of the performance obligation to the end customer. During the years ended December 31, 2021, and December 31, 2020, the digital media revenue was substantially all related to the first and second television season of The Chosen. As Angel Studios is primarily responsible to fulfil the performance obligation and sets the pricing, the Company recognizes revenue on a net basis, which represents the royalty amounts the Company receives from Angel Studios.

Physical Media, Books, and Print Material Sales

The Company sells Blu-Ray discs, DVD’s, books, and related print material to end users. The Company does not own or maintain the physical media inventory. The inventory is held by the book publishers and Angel Studios who fulfill the orders. Revenue is recognized when the end customer receives and pays for the physical media. The book publishers and Angel Studios remit a portion of the sales amount to the Company. The Company recognizes revenue on a net basis.

Box Office Sales

Box office sales stem from licensing agreements with Angel Studios, wherein Angel Studios made arrangements for the Company’s Christmas episode to be released for viewing in theaters across the nation in December 2021. Fathom Events coordinated the event. Revenue is recognized on a net basis reduced for portions due to the theater, the event coordinator, and Angel Studios. Revenue is recognized on the date of the showing on each ticket.

Merchandise Revenue

The Company sells The Chosen merchandise – mainly clothing. Revenue is recognized when the customer receives and pays for the merchandise. The Company does not own or maintain the merchandise inventory. However, when the goods ship from the third party to the customer, the Company has risk-of-loss, and is responsible for goods in transit. Through Mid-March 2021, the Company managed an online store through a third-party application and orders were drop shipped to end customers using the third-party platform.

The Company contracted with a third-party supplier that is responsible for fulfilling the sales. The third-party supplier invoiced the Company for inventory sold and fulfillment services; all of the cost of goods sold is related to the third-party supplier costs. The Company recognized revenue and respective expenses on a gross basis. Revenue is disaggregated from contracts with customers by goods or services as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Since Mid-March 2021, merchandise sales are managed by Angel Studios and inventories are maintained and recognized in the same manner as physical media (all merchandise inventory is owned by Angel Studios).

Ad Share Revenue

The Company has monetized their YouTube and Facebook marketing videos allowing the Company to share in revenue from advertisements shown before, during or alongside the uploaded clip.  Revenue is recognized when the ad share payment is payable from the various social media platforms.

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The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

The following table presents the Company’s revenue disaggregated by the previously mentioned performance obligations for the years ended December 31, 2021 and 2020.

	December 31,	December 31,
	2021	2020
Physical media	$9,293,350	$5,736,377
Digital media - VOD/SVOD	29,134,022	10,203,530
Box office sales	1,626,148	-
Merchandise	5,554,873	3,914,125
Books and print material	2,726,344	641,318
Ad share	595,318	247,411
Other revenue	85,604	8,647
	$49,015,659	$20,751,408

Advertising

Advertising costs are expensed as incurred.  Advertising expenses for the years ended December 31, 2021 and 2020 totaled $2,319,504 and $2,335,551, respectively.

Income Taxes

The Company is a Utah limited liability company which has elected to be taxed as a C-Corporation. Under this structure, the Company is liable for the income taxes on the Company’s income or loss at the Federal and State levels. Its members are also liable for income taxes on any distributions (dividends) received by the Company. The company has recorded federal and state income taxes receivable of $230,327 and $20,606, respectively, as of December 31, 2021, which are included in “other current assets” on the balance sheet.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are considered to be realizable. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

15

The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1 Summary of Significant Accounting Policies, continued

Income Taxes, continued

The provision for income taxes for the years ended December 31, 2021, and 2020, is comprised of the following components:

	December 31,	December 31,
	2021	2020
Deferred provision for income tax	$2,857,709	$2,500,052
Current income taxes	5,643,289	100
	$8,500,998	$2,500,152

Significant components of the Company’s deferred income tax liability are as follows:

	December 31,	December 31,
	2021	2020
Film costs	$2,302,011	$2,448,227
Cash basis adjustments	2,647,941	822,017
Net operating loss carryforwards	-	(1,050,925)
Other	124,457	(2,619)
	$5,074,409	$2,216,700

The Company has concluded that there are no significant uncertain tax position requiring disclosure, and there are no material amounts of unrecognized tax benefits.

Recently Issued Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements.  Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10; Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements.  The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months.  Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.  The Company is required to adopt the new standard effective January 1, 2022.  The Company has not yet determined the financial impact the adoption of this ASU will have on the Company’s financial statements.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through May 2, 2022, which is the date the financial statements were available to be issued.

16

The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 2 Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Exclusivity Agreement

In 2018, the Company entered into an exclusive video-on-demand and subscription licensing agreement with Angel Studios, for distribution of the Company’s television series. This agreement was amended in November 2019 and September 2020.

Consulting and Coordination Agreement

During the year ended December 31, 2020, the Company issued Angel Studios 480,466 common units. This issuance was for the completion of services included in the 2018 consulting and coordination agreement related to the Company’s Regulation A offering for Preferred A Units. As these are costs of the equity offering, the units are presented on a net basis in contributed capital.

Employee Agreements

The Company has entered into employment agreements with members of management and certain contractors. The terms of the agreements vary but include one or more of the following provisions: stipulated base salary, profit sharing, royalties, retention bonuses, vacation benefits, and severance.

Independent Contractor Agreement

The Company has entered into an independent contractor agreement with Out of Order Studios for services related to the production of the Series and its related products. The initial term of the agreement is for one-year at $500,000 and includes automatic one-year term renewals with $50,000 annual increases until the agreement is terminated.

Lease Agreements

The Company leases some of its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2026 and provide for renewal options ranging from one month to four terms of ten-years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The leases do not provide for increases in future minimum annual rental payments. One of the leases requires quarterly payments of the greater of $30,000 or 20% of the gross revenues of the tenant, Impossible Math, LLC. In general, the lease agreements require the Company to pay for real estate taxes, repairs, and maintenance.

17

The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 2 Commitments and Contingencies, continued

Lease Agreements, continued

The following is a maturity analysis of the annual undiscounted cash flows of the operating leases as of December 31, 2021:

Years Ending December 31:	Amount
2022	$138,900
2023	120,000
2024	120,000
2025	120,000
2026	105,000
Total	$603,900

Note 3 Preferred Units

The Company’s Class A Preferred Units (Units) are non-voting.  If and when distributions are declared, distributions are first made to the holders of the Units until 120% of $1 per Unit has been distributed to the holders in proportion to their interest.  Thereafter, distributions are made to the holders of the common units in proportion to their interest.

The Company has authorized 2,857,143 non-voting Class B Preferred Units; none are issued and outstanding.  After any issuance of Class B Preferred Units, and if and when distributions are declared, Class B unitholders receive distributions after the Class A unitholders and before common unit holders until 110% of $7 per unit has been distributed to the Class B unitholders in proportion to their interest.

18

The Chosen, LLC Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 4 Related Party Transactions

The Company entered into an agreement with a member of the Company as a Director and Writer for the second season and paid the member $0 during 2021 and $87,500 during 2020 related to writing and pre-production work on season 2.

During 2019, the Company engaged an advertising agency, which is wholly owned by one of the members of the Company’s parent company. The Company paid the advertising agency $0 in 2021 and $37,925 in 2020.

The Company has entered into various agreements with a company owned by a member of the Company and the member’s spouse to write various books related to the Series. The related company receives a percentage of sales for each book. In total, the amount paid and accrued to the related company for writer fees and book royalties was $269,416 as of December 31, 2021 and $23,741 as of December 31, 2020.

During 2021, the Company engaged a relative of one of the members to provide social media advertising services. The Company paid the related party $5,500 in 2021.

19

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized,

The Chosen, LLC

By: The Chosen Productions, LLC Its: Manager

Date: September 12, 2022	By:	/s/Derral Eves
Derral Eves
Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/Derral Eves
Derral Eves
Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

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